Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen Ponczak – Investors
(414) 524-2375

Monica Levy – Media
(414) 524-2695
JOHNSON CONTROLS EARNINGS INCREASE 11% ON RECORD THIRD-QUARTER SALES
     MILWAUKEE, WISCONSIN, July 17, 2008 ... Johnson Controls, Inc. (JCI) today reported record sales and earnings for the third quarter of fiscal 2008.
     Sales for the quarter ended June 30, 2008 increased to $9.9 billion, up 11% from $8.9 billion for the 2007 third quarter. Segment income was $645 million, a 13% increase over $573 million last year, with all three businesses reporting double-digit improvements. Net income increased 11% to $439 million compared with $396 million last year. Diluted earnings per share totaled $0.73, up 11% from $0.66 last year.
     “Johnson Controls achieved record results despite the difficult conditions in the domestic automotive and residential construction markets which affect approximately 20% of our revenues,” said Stephen A. Roell, chairman and chief executive officer. “We continue to grow due to our unique ability to help customers improve their competitiveness, especially in the areas of energy efficiency and sustainability. We also continue to benefit from our strong presence in emerging growth markets and our increasing shares in the large markets for buildings and batteries.”
     Building efficiency sales were $3.7 billion, up 13% compared with 2007 revenues of $3.2 billion. The increase reflects higher sales in all commercial building segments, with double-digit improvements in North America, Europe and Asia. High energy prices are a positive driver for the building efficiency business as customers increasingly turn to Johnson Controls solutions that reduce building operating costs while improving comfort, safety and sustainability. Global workplace solutions sales grew by 19% in the quarter as the result of new contracts and the expansion of existing projects. The company’s residential HVAC business reported a 17% decline in sales compared to 2007.
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News release

     Johnson Controls said that in the third quarter it received an order for 18 water-cooled chillers as part of a district cooling system under construction in the Middle East. The contract is the single largest HVAC equipment order in the company’s history and is indicative of the significant growth opportunities in the region, where an estimated $1 trillion of commercial new construction is planned or under construction.
     Building efficiency segment income increased 10% to $301 million from $274 million reflecting the higher volume, partially offset by higher commodity costs and a decrease in residential HVAC earnings. Excluding the residential business, segment income rose 21%. Margins on the non-residential systems and services business in the quarter increased 70 basis points, to 10.6%.
     The backlog of uncompleted systems and services contracts at June 30, 2008 was $4.8 billion, an increase of 15% over the prior year amount, reflecting strong orders for systems and services in all geographic regions.
     Automotive experience sales were $4.8 billion, up 3% from $4.6 billion in 2007. North American sales decreased 15%, in line with industry production. Sales in Europe and Asia increased at a double-digit rate, reflecting higher volume and favorable foreign exchange. Industry production in Europe is estimated to have been 2% lower than in the 2007 quarter. In China, where Johnson Controls has more than a 40% market share for complete seats, automotive production in the quarter increased an estimated 13%.
     The company noted that during the 2008 third quarter it won significant new automotive interiors business and market share in Europe and Asia as it continued to offer innovative technologies and superior global capabilities.
     Automotive segment income was $199 million, up 11% from $180 million last year. In North America, margins improved, however segment income was down 10% as the benefit of operational improvements was more than offset by the impact of lower production, a prolonged labor strike of a supplier to a North American automotive customer and higher commodity costs. Europe income was level with last year reflecting the cost of downsizing a western European manufacturing facility in the 2008 quarter. The company’s earnings in Asia improved significantly as several new joint ventures in China moved from launch phase to full production of interior systems.
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News release

     Power solutions sales increased 36% to $1.4 billion from $1 billion last year mainly due to higher unit prices resulting from increases in the cost of lead. Unit shipments were up slightly compared with the prior year. Segment income totaled $145 million, up 22% compared with the 2007 third-quarter’s $119 million as a result of growth in overseas markets and improved operational efficiencies in all regions of the world, especially in Europe. During the third quarter, the company announced it had secured a contract with Ford Motor Company to supply lithium-ion battery systems for a demonstration fleet of plug-in hybrid vehicles.
2008 Fourth Quarter and Full-Year Outlook
     For the fourth quarter of fiscal 2008, the company forecasts diluted earnings per share of $0.72 to $0.74, compared with $0.78 in the 2007 fourth quarter.
     For the full year, the company expects earnings of $2.32 to $2.34, an increase of 10-11% over 2007, making 2008 the sixth consecutive year of double-digit earnings improvements.
     The company said that its earnings over the next two quarters will be negatively impacted by the acquisition of Plastech Engineered Products on July 1, 2008 and higher commodity costs. In addition, the company is expected to be impacted by lower year-over-year levels of North American automotive production and continued weak residential construction.
     Mr. Roell added, “We are investing in growth and executing our key strategies. In addition, we continue to evaluate our cost structure to respond to the changes in our markets and to improve long-term profitability. We recognize that conditions in the North American automotive and residential HVAC industries will remain challenging. We believe, however, that we can leverage our financial strength and global market leadership to take advantage of our multiple growth opportunities and improve returns to our shareholders.”
     The company said it expects fiscal 2008 will be the company’s 62nd consecutive year of sales increases and 18th consecutive year of earnings increases.
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Johnson Controls (NYSE: JCI — News) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2008 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the ability to mitigate the impact of higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, changes to domestic and foreign tax rates as well as other factors discussed in the Company’s most recent Form 10-K filing (dated November 29, 2007) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

July 17, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2008	2007
Net sales	$9,865	$8,911
Cost of sales	8,380	7,527

Gross profit	1,485	1,384

Selling, general and administrative expenses	(877)	(831)
Financing charges — net	(69)	(71)
Equity income	37	20

Income from continuing operations before income taxes and minority interests	576	502

Provision for income taxes	121	106
Minority interests in net earnings of subsidiaries	16	—

Net income	$439	$396

Diluted earnings per share from continuing operations	$0.73	$0.66

Diluted earnings per share	$0.73	$0.66

Diluted weighted average shares	601	601

Shares outstanding at period end	594	593

July 17, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2008	2007
Net sales	$28,755	$25,613
Cost of sales	24,653	21,962

Gross profit	4,102	3,651

Selling, general and administrative expenses	(2,715)	(2,495)
Financing charges — net	(204)	(209)
Equity income	85	68

Income from continuing operations before income taxes and minority interests	1,268	1,015

Provision for income taxes	266	176
Minority interests in net earnings of subsidiaries	39	13

Income from continuing operations	963	826

Loss from discontinued operations, net of income taxes	—	(10)

Loss on sale of discontinued operations, net of income taxes	—	(30)

Net income	$963	$786

Diluted earnings per share from continuing operations	$1.60	$1.38

Diluted earnings per share	$1.60	$1.32

Diluted weighted average shares	602	598

Shares outstanding at period end	594	593

July 17, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,
	2008	2007
ASSETS
Cash and cash equivalents	$255	$674
Accounts receivable — net	6,647	6,600
Inventories	2,291	1,968
Other current assets	1,899	1,630

Current assets	11,092	10,872

Property, plant and equipment — net	4,385	4,208
Goodwill	6,425	6,131
Other intangible assets — net	779	773
Investments in partially-owned affiliates	859	795
Other noncurrent assets	1,701	1,326

Total assets	$25,241	$24,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$882	$1,163
Accounts payable and accrued expenses	6,419	6,440
Other current liabilities	2,434	2,317

Current liabilities	9,735	9,920

Long-term debt	3,247	3,255
Minority interests in equity of subsidiaries	156	128
Other noncurrent liabilities	2,106	1,895
Shareholders’ equity	9,997	8,907

Total liabilities and shareholders’ equity	$25,241	$24,105

July 17, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended June 30,
	2008	2007
Operating Activities
Net income	$439	$396

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	196	194
Equity in earnings of partially-owned affiliates, net of dividends received	10	8
Minority interests in net earnings of subsidiaries	16	—
Deferred income taxes	(53)	3
Other — net	28	16
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(169)	(351)
Inventories	(57)	(102)
Accounts payable and accrued liabilities	302	302
Change in other assets and liabilities	(161)	(226)

Cash provided by operating activities	551	240

Investing Activities
Capital expenditures	(190)	(141)
Sale of property, plant and equipment	10	28
Acquisition of businesses, net of cash acquired	(4)	(17)
Other — net	(104)	(64)

Cash used in investing activities	(288)	(194)

Financing Activities
Decrease in short and long-term debt — net	(142)	(3)
Payment of cash dividends	(77)	(65)
Other — net	(22)	39

Cash used in financing activities	(241)	(29)

Increase in cash and cash equivalents	$22	$17

July 17, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months Ended June 30,
	2008	2007
Operating Activities
Net income	$963	$786

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	581	568
Equity in earnings of partially-owned affiliates, net of dividends received	10	(24)
Minority interests in net earnings of subsidiaries	39	13
Loss on sale of discontinued operations	—	30
Deferred income taxes	(73)	(46)
Other — net	80	62
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	260	(479)
Inventories	(207)	(192)
Accounts payable and accrued liabilities	(472)	375
Change in other assets and liabilities	(154)	(246)

Cash provided by operating activities	1,027	847

Investing Activities
Capital expenditures	(551)	(582)
Sale of property, plant and equipment	42	45
Acquisition of businesses, net of cash acquired	(73)	(17)
Business divestitures	—	35
Other — net	(194)	(118)

Cash used in investing activities	(776)	(637)

Financing Activities
Decrease in short and long-term debt — net	(338)	(212)
Payment of cash dividends	(220)	(195)
Other — net	(112)	93

Cash used in financing activities	(670)	(314)

Decrease in cash and cash equivalents	$(419)	$(104)

July 17, 2008

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
(in millions)	(unaudited)			(unaudited)
		Revised			Revised
	2008	2007	%	2008	2007	%
Net Sales
Building efficiency	$3,677	$3,247	13%	$10,220	$9,132	12%
Automotive experience	4,788	4,635	3%	14,027	13,396	5%
Power solutions	1,400	1,029	36%	4,508	3,085	46%

Net Sales	$9,865	$8,911		$28,755	$25,613

Segment Income
Building efficiency	$301	$274	10%	$641	$534	20%
Automotive experience	199	180	11%	432	336	29%
Power solutions	145	119	22%	399	354	13%

Segment Income	$645	$573		$1,472	$1,224

Financing charges — net	(69)	(71)		(204)	(209)

Income from continuing operations before income taxes and minority interests	$576	$502		$1,268	$1,015

Net Sales
Products and systems	$7,969	$7,199	11%	$23,271	$20,743	12%
Services	1,896	1,712	11%	5,484	4,870	13%

	$9,865	$8,911		$28,755	$25,613

Cost of Sales
Products and systems	$6,869	$6,161	11%	$20,226	$18,043	12%
Services	1,511	1,366	11%	4,427	3,919	13%

	$8,380	$7,527		$24,653	$21,962

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Beginning in fiscal year 2007, Company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding restructuring charges and net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the Company’s global business strategies.
2. Income Taxes
In June 2006, FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The Company adopted FIN 48 as of October 1, 2007. Upon adoption, the Company increased its existing reserves for uncertain tax positions by $93 million. The increase was recorded as a cumulative effect adjustment to shareholders’ equity of $68 million and an increase to goodwill of $25 million related to prior year business combinations. As of the adoption date, the Company had gross tax affected unrecognized tax benefits of $616 million of which $475 million, if recognized, would affect the effective tax rate. Also as of the adoption date, the Company had accrued interest expense and penalties related to the unrecognized tax benefits of $75 million (net of tax benefit). The Company accrued approximately $8 million of additional interest and penalties during the nine months ended June 30, 2008. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense or goodwill, when applicable.
The tables below show a reconciliation of the provision for income taxes for the three and nine months ended June 30, 2007 (in millions):

	Three Months Ended		Nine Months Ended
	June 30, 2007		June 30, 2007
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$106	21.0%	$213	21.0%
Effective tax rate adjustment	—		—
Change in tax status of foreign subsidiary	—		(22)
Income tax audit resolutions	—		(15)

Provision for income taxes	$106	21.0%	$176	17.3%

July 17, 2008

The Company’s estimated annual base effective income tax rate for continuing operations declined in the second quarter of fiscal 2007 to 21.0% from the 23.0% used in the first quarter of fiscal 2007, primarily due to continuing tax planning initiatives. The adjustment to the effective tax rate resulted in a $5 million cumulative reduction in income tax expense for the three months ended March 31, 2007. In addition, the tax provision for the second quarter of fiscal 2007 also decreased as a result of a favorable $15 million income tax audit resolution and a $22 million tax benefit realized by a change in tax status of an automotive experience subsidiary in the Netherlands. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of this investment. This election changed the tax status of the respective subsidiary from a controlled foreign corporation (i.e., taxable entity) to a branch (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.”